Exhibit 99.1

NEXSTAR MEDIA GROUP EXTENDS EMPLOYMENT AGREEMENT OF PRESIDENT AND

CHIEF EXECUTIVE OFFICER, PERRY A. SOOK, THROUGH FEBRUARY 2023

IRVING, Texas (January 16, 2019) – Nexstar Media Group, Inc. (the “Company”) (Nasdaq: NXST), announced today that its Board of Directors has extended the employment agreement of President and Chief Executive Officer, Perry A. Sook through February 28, 2023.  In addition to his responsibilities as President and Chief Executive Officer, Mr. Sook also serves as the Company’s Chairman, and has held all three positions since founding the company.

Mr. Sook founded Nexstar Media Group in 1996 for the purpose of acquiring and operating network affiliated television stations. Nexstar has grown rapidly since its November 2003 initial public offering with revenue rising from approximately $214 million at the time of the IPO to approximately $2.7 billion in 2018.  Today, Nexstar is one of the nation’s largest producers and distributors of local news, lifestyle, sports and network content and upon closing the pending Tribune Media transaction, Nexstar will be the largest local television broadcast group in the United States with pro forma annual revenues of approximately $4.6 billion. Under Mr. Sook’s leadership, Nexstar has delivered total shareholder returns of 607% since the IPO and total shareholder returns of 65% over the last five years, significantly outpacing both the S&P 500 and the average return of the Company’s peer set.

Geoff Armstrong, Nexstar Media Compensation Committee Chairman stated, “Perry’s leadership, innovation and determination has enabled Nexstar to build an unrivaled record in the local media industry for operating and financial growth and the enhancement of shareholder value. Throughout his tenure, Perry has flawlessly executed the Company’s long-term strategy that combines scale-building acquisitions with the implementation of new standards and innovative technologies that together have positioned the Company to compete more effectively in a changing media environment and participate in the growth of the digital economy.

“Upon completion of the pending acquisition of Tribune Media, Nexstar will be the largest local television group in the United States, with a portfolio of highly profitable leading local television stations and a growing digital media business. Perry’s long-term experience in leading the successful integration of acquired assets and Nexstar’s record of meeting and exceeding financial and synergy targets will serve the Company well as the Tribune Media stations that become part of the Nexstar platform later this year. On behalf of the entire Board of Directors, we are grateful to Perry’s contributions and look forward to the continued benefit of his vision and commitment to the company’s viewers, advertising clients and shareholders.”

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 174 full power television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The

CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar Media and Tribune Media claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome, benefits and cost savings of any possible transaction between Nexstar Media and Tribune Media and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing of and any potential delay in  consummating the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the risk that  Nexstar Media fails to obtain the necessary financing arrangements set forth in the debt commitment letters delivered pursuant to the Merger Agreement, the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Tribune Media (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, Nexstar Media and Tribune Media undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Tribune Media’s and Nexstar Media’s filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter

EVP & Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni, Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com